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                                                                   Exhibit 99.10

                 CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Investment Advisory and Other Services" and "Financial Statements" in the Statement of Additional Information included in Post-Effective Amendment No. 22 to the Registration Statement (Form N1-A, No. 33-53532) of the Investor Class, Advisor Class A, Advisor Class B, and Advisor Class C of the Safeco Tax-Exempt Bond Trust.

We also consent to the incorporation by reference therein of our report dated January 24, 2003 with respect to the financial statements included in the Safeco Tax-Exempt Bond Trust's Annual Report for the year ended December 31, 2002 filed with the Securities and Exchange Commission.


                                           /s/ Ernst & Young LLP

Seattle, Washington
April 28, 2003